Exhibit 21.1

Subsidiaries of Offerpad, Inc.

Name	Jurisdiction of Incorporation

OfferPad, LLC	Arizona

Elevation Solar Leasing, LLC	Arizona

Bair Group Acquire, LLC	Arizona

OfferPad (SPVBorrower), LLC	Delaware

OfferPad (SPVBorrower1), LLC	Delaware

OP SPE PHX1, LLC	Delaware

OP SPE TPA1, LLC	Delaware

OP SPE BORROWER PARENT, LLC	Delaware

OP SPE HOLDCO, LLC	Delaware

OfferPad Mortgage, LLC	Arizona

OfferPad Brokerage, LLC	Arizona

OfferPad Brokerage “FL,” LLC	Florida

OP Contracting AZ, LLC	Arizona

OP Contracting GA, LLC	Georgia

OP Contracting TX, LLC	Texas

OfferPad Brokerage CA, Inc.	California